EXHIBIT 8.1

[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION]

February 4, 2015

Cypress Semiconductor Corporation

198 Champion Court

San Jose, California 95134

Ladies and Gentlemen:

We have acted as counsel to Cypress Semiconductor Corporation, a Delaware corporation (“Cypress”), in connection with the preparation and execution of the Agreement and Plan of Merger and Reorganization, dated as of December 1, 2014 (the “Agreement”), by and among Cypress, Mustang Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Cypress (“Merger Sub”), and Spansion Inc., a Delaware corporation (“Spansion”).

Pursuant to the Agreement, Merger Sub shall be merged with and into Spansion, with Spansion as the surviving corporation (the “Merger”). The Merger and certain other matters contemplated by the Agreement are described in the Registration Statement on Form S-4 (as amended, the “Registration Statement”) of Cypress, which includes the information/proxy statement-prospectus relating to the Merger (the “Proxy Statement-Prospectus”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement or the Registration Statement.

In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed, without any independent investigation or examination thereof (i) that the Merger will be consummated in accordance with the provisions of the Agreement and in the manner contemplated by the Proxy Statement-Prospectus and will be effective under applicable state law, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Agreement without any waiver, breach or amendment thereof; (ii) the continuing truth and accuracy at all times through the Effective Time of the statements, representations and warranties made by Cypress, Merger Sub, and Spansion in the Agreement or the Proxy Statement-Prospectus; (iii) the continuing truth and accuracy at all times through the Effective Time of the certificates of representations to be provided to us by Cypress, Merger Sub, and Spansion; and (iv) that any such statements, representations or warranties made “to the knowledge” or based on the belief or intention of Cypress, Merger Sub, or Spansion or similarly qualified are true and accurate, and will continue to be true and accurate at all times through the Effective Time, without such qualification.

Based upon and subject to the foregoing, we are of the opinion that (i) the Merger will qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and (ii) the following material U.S. federal income tax consequences will result from such qualification of the Merger as a reorganization:

•	Spansion stockholders will not recognize any gain or loss upon the receipt of Cypress common stock in exchange for Spansion common stock in connection with the Merger, except for cash received instead of a fractional share of Cypress common stock;

Cypress Semiconductor Corporation

February 4, 2015

•	the aggregate tax basis of the Cypress common stock received by a Spansion stockholder in connection with the Merger will be equal to the aggregate tax basis of the Spansion common stock surrendered in exchange for Cypress common stock (excluding the portion of the stockholder’s basis that is allocable to a deemed fractional share of Cypress common stock for which the stockholder will receive cash in lieu of such fractional share);

•	the holding period of the Cypress common stock received by a Spansion stockholder in connection with the Merger will include the holding period of the Spansion common stock surrendered in connection with the Merger;

•	cash payments received by a Spansion stockholder for a fractional share of Cypress common stock will be treated as if such fractional share had been issued in connection with the Merger and then redeemed by Cypress, and Spansion stockholders will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share; and

•	Cypress, Mustang Acquisition Corporation and Spansion will not recognize gain or loss as a result of the Merger.

In addition to the foregoing, certain stockholders may be subject to information reporting with respect to the cash received in lieu of a fractional share of Cypress common stock. U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. holders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Merger, or that contrary positions may not be taken by the Internal Revenue Service. In the event any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Merger, including the Proxy Statement-Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation